Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
Exhibit. Supplemental Consolidating Financial Information
The following tables present the consolidating condensed balance sheets as of March 31, 2022 and December 31, 2021, consolidating condensed statements of operations and cash flows for the three months ended March 31, 2022 and 2021, and Adjusted EBITDA for the three months ended March 31, 2022 of Caesars Resort Collection, LLC (“CRC”), as it consolidates into CEI as a wholly-owned subsidiary. “Other Operations, Eliminations” presents the operations of CEI’s other subsidiaries, including eliminations of intercompany transactions. The tables have been recast for all periods presented as Horseshoe Hammond no longer met the held for sale criteria in September 2021. See further discussion in Note 1 - Basis of Presentation, of Caesars Entertainment, Inc.’s quarterly report for the quarter ended March 31, 2022 on Form 10-Q.
The consolidating condensed balance sheets as of March 31, 2022 and December 31, 2021 are as follows:

	March 31, 2022			December 31, 2021
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$434	$380	$814	$508	$562	$1,070
Restricted cash and investments	23	162	185	13	306	319
Accounts receivable, net	330	120	450	369	103	472
Inventories	32	12	44	30	12	42
Prepayments and other current assets	197	116	313	189	101	290
Assets held for sale	—	3,314	3,314	—	3,771	3,771
Total current assets	1,016	4,104	5,120	1,109	4,855	5,964
Investments in and advances to unconsolidated affiliates	—	97	97	—	158	158
Property and equipment, net	11,679	2,958	14,637	11,688	2,913	14,601
Gaming rights and other intangibles, net	3,233	1,630	4,863	3,255	1,665	4,920
Goodwill	9,014	2,068	11,082	9,014	2,062	11,076
Other assets, net	1,516	(242)	1,274	1,500	(188)	1,312
Total assets	$26,458	$10,615	$37,073	$26,566	$11,465	$38,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$234	$294	$528	$175	$79	$254
Accrued interest	104	131	235	118	202	320
Accrued other liabilities	933	817	1,750	1,053	920	1,973
Due to affiliates	436	(436)	—	601	(601)	—
Current portion of long-term debt	67	3	70	67	3	70
Liabilities related to assets held for sale	—	2,562	2,562	—	2,680	2,680
Total current liabilities	1,774	3,371	5,145	2,014	3,283	5,297
Long-term financing obligation	11,246	1,237	12,483	11,191	1,233	12,424
Long-term debt	6,875	6,866	13,741	6,861	6,861	13,722
Long-term debt to related party	15	(15)	—	15	(15)	—
Deferred income taxes	1,562	(633)	929	1,555	(444)	1,111
Other long-term liabilities	500	429	929	524	412	936
Total liabilities	21,972	11,255	33,227	22,160	11,330	33,490
STOCKHOLDERS' EQUITY:
Caesars stockholders’ equity	4,475	(690)	3,785	4,395	85	4,480
Noncontrolling interests	11	50	61	11	50	61
Total stockholders’ equity	4,486	(640)	3,846	4,406	135	4,541
Total liabilities and stockholders’ equity	$26,458	$10,615	$37,073	$26,566	$11,465	$38,031

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The consolidating condensed statements of operations for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
REVENUES:
Casino and pari-mutuel commissions	$972	$320	$1,292	$846	$381	$1,227
Food and beverage	289	50	339	140	29	169
Hotel	335	48	383	175	40	215
Other	242	36	278	159	22	181
Net revenues	1,838	454	2,292	1,320	472	1,792
EXPENSES:
Casino and pari-mutuel commissions	454	610	1,064	406	181	587
Food and beverage	167	35	202	87	21	108
Hotel	96	19	115	66	15	81
Other	83	5	88	66	3	69
General and administrative	325	174	499	279	101	380
Corporate	67	2	69	48	18	66
Depreciation and amortization	218	82	300	217	48	265
Transaction costs and other operating costs	4	(39)	(35)	10	10	20
Total operating expenses	1,414	888	2,302	1,179	397	1,576
Operating income (loss)	424	(434)	(10)	141	75	216
OTHER EXPENSE:
Interest expense, net	(380)	(172)	(552)	(417)	(162)	(579)
Other income (loss)	22	(18)	4	(4)	(129)	(133)
Total other expense	(358)	(190)	(548)	(421)	(291)	(712)
Income (loss) from continuing operations before income taxes	66	(624)	(558)	(280)	(216)	(496)
Benefit (provision) for income taxes	(10)	117	107	67	9	76
Net income (loss) from continuing operations, net of income taxes	56	(507)	(451)	(213)	(207)	(420)
Discontinued operations, net of income taxes	(1)	(228)	(229)	(4)	—	(4)
Net income (loss)	55	(735)	(680)	(217)	(207)	(424)
Net loss attributable to noncontrolling interests	—	—	—	—	1	1
Net income (loss) attributable to Caesars	$55	$(735)	$(680)	$(217)	$(206)	$(423)

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The consolidating condensed statements of cash flows for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$85	$(331)	$(246)	$145	$(84)	$61

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(137)	(73)	(210)	(38)	(27)	(65)
Acquisition of gaming rights and trademarks	—	—	—	—	(2)	(2)
Proceeds from sale of businesses, property and equipment, net of cash sold	3	—	3	3	1	4
Proceeds from the sale of investments	—	27	27	—	42	42
Proceeds from insurance related to property damage	—	27	27	—	26	26
Investments in unconsolidated affiliates	—	—	—	—	(30)	(30)
Other	—	(6)	(6)	—	—	—
Net cash provided by (used in) investing activities	(134)	(25)	(159)	(35)	10	(25)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt and revolving credit facilities	—	475	475	—	—	—
Repayments of long-term debt and revolving credit facilities	(16)	(476)	(492)	(16)	—	(16)
Taxes paid related to net share settlement of equity awards	—	(20)	(20)	—	(14)	(14)
Net cash provided by (used in) financing activities	(16)	(21)	(37)	(16)	(14)	(30)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Cash flows from operating activities	—	(13)	(13)	13	(17)	(4)
Cash flows from investing activities	—	(39)	(39)	—	—	—
Net cash provided by (used in) discontinued operations	—	(52)	(52)	13	(17)	(4)
Effect of foreign currency exchange rates on cash	—	(9)	(9)	—	21	21
Increase (decrease) in cash, cash equivalents and restricted cash	(65)	(438)	(503)	107	(84)	23
Cash, cash equivalents and restricted cash, beginning of period	527	1,494	2,021	411	3,869	4,280
Cash, cash equivalents and restricted cash, end of period	$462	$1,056	$1,518	$518	$3,785	$4,303

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The reconciliations of net income (loss) attributable to Caesars to Adjusted EBITDA for the three months ended March 31, 2022 are as follows:

	Three Months Ended March 31, 2022
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated
Net income (loss) attributable to Caesars	$55	$(735)	$(680)
Discontinued operations, net of income taxes	1	228	229
Provision (benefit) for income tax	10	(117)	(107)
Other (income) loss	(22)	18	(4)
Interest expense	380	172	552
Depreciation and amortization	218	82	300
Transaction costs and other operating costs	4	(39)	(35)
Stock-based compensation expense	25	—	25
Other items	10	6	16
Adjusted EBITDA	$681	$(385)	$296